Exhibit 99.2

Implant Sciences Update Call

July 25, 2016

C:  Bill McGann; Implant Sciences; CEO

C:  Roger Deschenes; Implant Sciences; CFO

C:  Bob Liscouski; Implant Sciences; President

+++ presentation

Operator^  Good day, ladies and gentlemen, and welcome to Implant Sciences Update Conference Call.  At this time, all participants are in a listen-only mode.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Bill McGann, Chief Executive Officer.  You may begin.

Bill McGann^  Thank you very much and thank you for those out there that have joined the conference call to get updated on the various goings on in Implant Sciences in the recent days and weeks.

Before we begin, well, I'll give you a glimpse where we're going here.  We'll provide a brief narrative, very brief, and then we will address a series of questions that have been submitted to us via the web and then we'll basically then close for the day and see how that goes in terms of any follow-ups from here.

Before we begin, I'd like to ask Roger Deschenes, our CFO, to read a standard Safe Harbor disclosure statement.  Please, Roger, would you do that?

Roger Deschenes^  Thank you, Bill.  And I'd like to begin with our Safe Harbor disclosure.

During this afternoon's presentation, we will make forward-looking statements concerning our upcoming event and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as expect, believe, anticipate, or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on Friday, June 22, 2016, and stated during this conference call as well as the risk factors and uncertainties described in our annual report in Form 10-K for the fiscal year ended June 30, 2015, which is on file with the Securities and Exchange Commission.

Back to you, Bill.

Bill McGann^  Thanks, Roger.  So once again, welcome, and I sincerely appreciate anyone out there listening today.  We'll begin with a brief narrative, and before I do, I mean, we'll just sort of jump around a little bit.

I mean, the purpose really here is to provide some clarity to the Company's position not just in the Company's business but also in recent announcements of the credit extension, and more importantly, the recent entry into a letter of intent to explore the possible acquisition and the synergies associated with Zapata Industries, another high technology product-driven company.

Then as a follow-up to that – and by the way, both Bob Liscouski and I will provide parts of that narrative.  And then we'll address some of the – I guess I want to call them FAQs.  We've taken a bunch of questions and we've distilled them down to individual shareholders that seem to ask a common thread of questions, and if we pick one of you by name, it's not because we're trying to pick on you; it's just that you asked a question that was commonly asked by others and we thought your question was very well representative.  So we thought we’d shout you out and read your question and we'll provide our comment to that.

So if we start with a narrative, it will be – I'll be brief, I mean, look, I do not want to go back over a lot of history, but just in case, I want to provide a little bit of context.  So when we as an executive team, and certainly when I step back and looked at the broader picture, it's pretty clear that we've turned this company around operationally.

I mean, our products and our technology become globally recognized.  I think there's no one out there that can deny that.  And evidenced by we've won large market share globally over the past 18 months, and again, without going through the litany of examples, you all know that we've won TSA and we completed the delivery of 1,170 units.  That’s done.

We've recently won CATSA for another 340 units, and that delivery is just starting to be planned in the beginning.  Going back about a year almost and more, we've won and delivered and installed over 900 systems for the European Civil Aviation Conference on what we just have referred to in previous calls as Wave 1, and there's more to come there.

And fundamentally, this has all transitioned into growing our revenue this year and year-over-year at about 400%, which is, I mean, my God; I can't imagine doing that again anytime real soon, but I'll take it if we can.  And we've increased our manufacturing capability 10 fold, by the way, not 400%, by 10 fold.

Not with the greatest deficiency at times, because as you can imagine, ramping the manufacturing by 10 times in the year, we've had our challenges.  But, boy, have we delivered.  And our customers are, I would say, in general, very supportive and candidly maybe even delighted is not too strong of a word to use.

So those are the operational facts on the ground, and if you will, by all accounts, while our business operation and our customer focus has been transformed if you're inclined to accept any of those facts, our capital structure has remained a challenge.

And this is not a hypothetical impact, a financial impact just on shareholder value, but it really has a serious impact on the strategy of our business.  And when you get to that, I mean, if you look at our ability to service our debt, balance against our appetite for growth as a tradeoff, I mean, we have to really, really turn our attention to how we resolve our capital structure.

So I'll give you an example.  If we execute – and I'm not in this call going to provide guidance for fiscal 2017; I promise you we will do that in our earnings call for Q4 coming up in another several weeks, but just take at face value for a second if we say we're going to hit our FY 2017 numbers both top line and bottom line, we will be faced with a very interesting challenge where we will be earning healthy amounts of earned profit dollars, which we would be very proud to report.  But we'll have to really seriously measure and I think I know where that measure will come down on the side of investing those hard earned profit dollars into the momentum of our growth engine versus servicing our debt, which you all know is pretty substantial.

I think part of the reason for us talking to you about the next set of things we're talking about is to give us the ability to broaden our business platform to have other alternatives to figure out how we solve a capital structure of our business in as innovative and creatively as we have turned the operation of our business around.

So if you would indulge me for a few more minutes, I'll say this challenge of the capital structure is not new.  I mean, for nearly a decade now, the previous executive and administrative team, which I've been a part for about four years, worked tirelessly on this, and the current team where now I'm just playing a new role, continues to search for approaches and solutions to this otherwise legacy problem, right?

And I can tell you as well as I'm sure many others out there know, that we have exhaustively made attempts to drive a financial solution and none have been successful.  I mean, we have many, many examples of looking at every single type of debt for equity swap you can imagine, some perhaps never imagined.  We've looked at private investment in public entity type vehicles, or PIPEs.  We've looked at capital raises.  Nothing to date has worked in over an eight-year period.

So when we went through the difficult transition of the administrative change and the leadership for the business, like 18 months or two years ago, we made a bunch of changes.  One of them was we brought on Bob Liscouski who was prior to just a board member and brought him on as an insight executive to the Company to help drive a sort of grow our way out approach and initiative by looking at other vertical markets and other technology opportunities.

And you’ve heard us talked in our previous conference calls about looking at other vectors in our space for ETDs like stadiums and large public venues, and this has really been Bob's sole public focus; that in addition to kind of being our voice on CNN and CNBC when representing the Homeland Security industry at large from his previous background, but also whenever he could get in some plug for our business, I mean, I think he's done a good job at being objectively representing the industry and being transparent about also having his allegiances tied to a particular company in that industry.

So throughout our process, I mean, we've identified several technologies along the way that could, over time, help the Company grow its base and enhance its asset value.  One such opportunity is this Zapata, the industries that we're just not talking to you about and while perhaps it's not immediately obvious exactly what the synergies are or could be, there is significant interest in the DoD space, which we have very little penetration in today and there are homeland applications for future detection platforms.  I mean, throughout our strategic planning process I just alluded to, we've identified several emerging technologies of interest.  And by the way, none of them involved quantum sniffer technology.  None of them involved IMS.  These technologies are truly new and to name a few, they're moving towards the direction of standoff detection using optical physics message to grow – which with the interest have been growing in those areas and the technologies being driven by it.  I mean, we have opportunities in the last two years to look at, for example, time-based laser-induced fluorescence and hyperspectral imaging and the mid-IR band and even, as obtuse as it might seen, Raman scattering, which is something kind of near and dear to my own heart, technically.

But, I mean, the point is as you look at things happening in Brussels and you look at things happening around the world and you hear people starting to talk about we're moving technology for security from the checkpoint to the curve; we're moving the edges being expanded out.  Technology is going to move to the edge of our think about it as a network of solutions at this point.  How are we going to do that?  And our current IMS-based sniffer technologies while being the most prominent and widely deployed by us and our competitors, it's not likely, candidly, in my opinion, to meet the emerging demand in standoff detection in the future.

It’s incumbent upon us to look at those things, and just as we look at technologies, we look at platforms for these technologies to deliver them.  So mounting an H150 or B220 on a hover-board drone would not be practical.  I'm not here suggesting that anybody on this team or anybody on this board even imagines that's true, and in fact, I could tell you why it's a dumb idea.

However, the ability to deliver larger payload detection systems like some of these above-mentioned optical systems, which you can't fly on an Apple residential drone, but I mean on a controlled platform that can deliver payload of 100 kilos, for example, which means you can stand a man, at least me, 100 kilos, if you can deliver a payload platform of that kind, these other technologies become more practical.

And whether it's in a DoD battlefield where you're looking down range to see where the threats are or if you're looking at the ability to drive new markets for the products and the overall what is called CBRNE, chemical, biological, radiation, nuclear and explosive, industry at large as it begins to consolidate and focus on common platforms and core technologies, which by the way is happening.

I mean, you have to say you’ve not been living on planet Earth, and I'd see that there's a lot of activity and consolidation, not just around acquisitions in companies, but partnering in agreements with people are sort of taking on and bolting on other technologies that are a bit out there, but they're taking the risks.

And while we don’t have a lot of free cash flow and financial ability to do straight-up acquisitions, we do try to use the best resources we have and the best abilities by saying, look, we can sign a letter of intent to explore some of these things and give ourselves some time to do the proper diligence.  And if the market responds, and most importantly, if our shareholders vote, then we have in the right amount of time be able to consummate some of these deals possibly.

There are also a couple of other technologies that we are looking at to add to these assets in addition to Zapata that would – I promise you, they would appear more immediately relevant if I said what they were.  You'd go, my God, that makes so much sense.  But you know what?  I mean, they’re a bit further out there in terms of where we are on negotiating, but they're not absent is all I can tell you today.

In summary, these initiatives are additive to our company's efforts to address our capital structure.  They are not in place of other opportunities.  And we continue to look for ways to grow our way out of it.  This might be one such way.  As we reported, we have been exploring strategic alternatives including the sale of our business on the ETD side.  If for some reason that is not successful, we must continue to explore alternative avenues.  We’re just not going to roll over and play dead.  We've got to continue to find a way to fix the capital structure so that our future earned dollars of profits, our EBIT, can be reinjected into our growth engine.

And right now today, I'm telling you, we're going to have a great FY 2017 and we don’t have a great story on how we can reinvest those hard earned dollars.  So we're trying to find ways to do that.  If we end up selling the ETD business, it will be because it's the right thing to do for that business and the Board obviously would have to approve that and that process continues.  Building a broader profile is one approach that has really never been looked at, not in my time anyway, and if this is successful, we could give our company the opportunity to actually do a capital raise and bring in new equity investors to help address the capital structure.

So finally, before I jump over to answering FAQs, I want to turn it over to Bob.  But I want to say that none of these broader acquisitions can happen if the market doesn’t respond, candidly, the way it has in the last two days; and if the shareholders ultimately over time during the due diligence period, which is measured in months, ultimately and a proxy do not vote favorably, none of what we're talking about can happen.

I mean, I want people to really make sure that they understand that and there's a few questions coming up on the FAQs, which we will have some specific comments on.  And again, all I ask is that just give the Company and our team the opportunity to keep trying because that is why we're still here committed to doing so.

Bob, I'd like to – those are my narrative remarks.  I'd like to pass it over to you to make your comments specifically regarding Zapata and then we'll open up for questions, or the pre-loaded questions.

Bob Liscouski^  All right, Bill, thanks.  And I think in terms of format, and for everybody on this call, thank you again for joining us and for allowing us to explain to you what our vision looks like for this particular opportunity that we're talking about today with Zapata.  Bill and I are going to continue to tag team this unlike the normal earnings call format that we've got a very strict sort of approach that we want to take because we want to make sure that we can adequately describe this approach.

And I go back to something that Bill said earlier; Implant Sciences has historically been, as you guys probably know it from the past 10 years ago, a medical devices company.  And it showed promise of using that same technology for explosive trace detection, which is why we're here today.  And the team and predecessors of this team all saw where this explosive trace detection technology could really make a difference, and this team made it the best and most leading technology in the world today in a highly competitive market.

And that track record in terms of what we're trying to project in the marketplace about bringing leading defense and Homeland Security technologies into the marketplace is the philosophy that we really want to underscore here.  Bill and his team, the technical team, as I said, really did an incredible job of converting our explosive trace technology today into the most – not just the widely recognized, but the best technology in that marketplace.

While we're doing that, of course, the marketplace is changing and there's some consolidation going on.  The market pressures to bring prices down have obviously impacted our ability to look at what the future could do with this company without looking at other ways we could bring technologies in and enhancing our portfolio.

As Bill said, it's just on my background, but the Company in general, the view is always to look at ways we could enhance our portfolio by looking and bringing in new technologies.  So we’ve always been on the look to do that, and Bill articulated some of the things we've been looking at in the past and we're looking to bring more value to the shareholders.

And as it relates to the ETD business, as he mentioned that the Board is considering it, very likely we could be selling the ETD business as an asset or the ETD business to generate cash, and ultimately, do other things to drive more value for the Company and for the shareholders in general.

And in that quest to drive shareholder value, when we are looking other technologies, we came across a wide variety of them; everything from drones to robotics to other types of technologies that are all being talked about in the space today and they're hot.  You all know about the craze for robotics and how robotics can help not just war fighters out there on the frontlines, but obviously police and security forces here in the United States, particularly as this Homeland Security threat continues to emerge and broaden.

Same thing with drone technology; you all see the advent of drones, the things you can buy in a hobby shop to really sophisticated equipment which are being currently deployed by law enforcement in defense and security in that space.  And as much promise as they show for utility in that context, they suffer from one major drawback is that they're fairly commoditized.  So there's great technology out there, but it's difficult to make a market around that market because there is such ubiquitous technology that touches all forms of the definition of drone and robotics.

So we really wanted to work for something that had not just a wow factor, because clearly, the Flyboard Air has that wow factor, but something that really could generate and enter into what we think is a brand new market space that really could drive value for our shareholders.

Among the technologies, and I'm not going to enumerate them; I'm just going to focus on this product technology in particular; the Flyboard Air, and for those of you that have seen the video and those of you that don’t understand why we're doing this, I bet to a person you’ve all walked away and said, I can't believe that that thing really exists, that somebody who's generated that on a GGI video, or is that a real technology?

Because a wow factor of seeing a human being flying untethered totally independently on what's classically called the hoverboard and looking at them going 55 miles an hour well over 100 feet with really no height limitation to it and having the agile and flight characteristics unlike any drone.  You got to step back for a second and say, holy smoke, this is the thing that I saw when I watched Back To The Future II and Marty was on his hoverboard, or The Jetsons; I don’t care what generation you're from, we all looked at this technology and said, I remember that as a kid, I never thought that could be reality, I can't believe.

Well, it is a reality and it's more than just a mild curiosity.  This is not just a circus trick.  This is an absolutely some technology that works, it has scale, and now with the folks that we have been talking to just kind of generically say within the government, both within our government and in foreign governments, there's a significant interest in looking at ways that technology can be scaled to provide an operational platform for a variety of uses, both within the military and the government to provide a competitive advantage that doesn’t exist today.

And if you think about what that could mean from troop movements to using for medevac or medical evacuations in battlefields where helicopters and troops can't go because it's either too dangerous or too difficult to get into, but yet you can have a device which could easily maneuver self-guided in a very low profile way, get on target and exfiltrate from that target with a wounded soldier to go back to a hospital; that’s game changing in the battlefield.

And it's not a fantasy and it's not science fiction.  These are the types of applications which we're talking about today.  Troop movements and whether they be single troop or multiple troops being able to get into a battle zone very quickly and be able to exfiltrate the same way unlike a helicopter in a way that gives them total maneuverability that becomes a personal mode of transportation rather than a troop mode of transportation in a mass scale gives the opportunity to have a competitive advantage.

It's extremely exciting, it's extremely interesting, and going from what you see in the video, which is a real technology into an application, that’s a TRL level or the technical readiness level that this technology has already been designed to and been operating at is not a leap of application.  It's merely the next evolution of this application into a real technology, and there's interest to do that.

Then if you look at the commercial aspects; obviously, we're all familiar with what Amazon is doing today.  Amazon is looking – they have their own division called Amazon Air for their drone deliveries for packages.  When we heard about that two years ago or three years ago, most of us scoffed at the idea of a package being delivered by a drone.  You sit back in your front porch and you think, I can't imagine what that would look like.  They’ve done it.  They’ve proven it.  They are executing it on a business model and it's a reality.  For not just Amazon, but for other companies that are looking to get a technological advantage to ensure they can get products to the marketplace quickly, efficiently, and effectively.  And this technology combined with those kinds of business models takes it to a different level.

We're extremely excited about it because what it does, it allows us to be able to open up a marketplace that quite candidly exists on the edges, but it's all looking for a solution and I believe this solution is absolutely the solution, which is going to excite the marketplace to help this next development phase.

And when you look at things historically, there have been some game changing technologies we've all live through, and if you're old enough, it's not just the advent of computers, but when you look at the advent of the different modes of technological transformation for transportation, and if you do the history back on, look at cars when they were first invented and Henry Ford was sitting there cranking out on a Model T, there were no roads yet.  There was no business model for a car.

But yet if you look at it 100 years later, transportation backbone of our world is the automobile and trucks.  And we're not suggesting that Franky Zapata is on par with Henry Ford, but clearly Franky Zapata is not just a visionary as a technical person, he's an executer.  He's done a great job of building the business – and let me just talk about Zapata's business for a second.

He's built a tremendously profitable business on water-based products, which use effectively the same type of technology for different types of water-based products.  If you go to his website, you'll see that there's everything from competition fly boards to personal watercraft.  They're all built off of this hoverboard type of technology fueled by Zapata's engine and his engineering.  But Franky perfected his ability to create the hoverboard off the water-based products.  So there's years of research that went into this to make this hoverboard a practical technical application.

But he's built a business around that, franchises, we're in the process of doing the due diligence.  I can't release the numbers to you; we have to have to make sure they're better and clearly audited appropriately before we can release the numbers.  But our due diligence clearly indicates Franky's got a very profitable business with EBITDA margins somewhere plus-20%.  And he's been doing a great job in building the business.

We're 100% behind looking at not just the growth of that business, but clearly, as I indicated, the new market area.  It's very exciting.  We believe that the market opportunities here are limitless, and if you believe in the vision of the new technologies, there's no doubt that you'll be onboard with this.  I've got to believe that people believe in the vision of new technology, understand where this technology can really lead that marketplace.

Bill, I will stop there and allow you to maybe fill in some of the gaps I've created in the opening lines of my conversation.

+++ q-and-a

Bill McGann^  No, Bob.  I appreciate that, and clearly, your passion for it comes through loud and clear.  I think appropriately, we should probably try to address some of the specific questions that we received by e-mail.  And again, we had our marketing person doing – and our investor relations person help us by taking the myriad of e-mails and try to distill them down to sort of FAQs, or the most frequently asked questions.

The first one that I have here in front of me is, actually, and again, I apologize; I'm going to – since the people offered their names, I'm assuming it's OK to give them.  [Mr. Daniel Parker] represented one of the frequently asked questions, and I think, Bob, this one is good for you to address, but I'll read all the questions.

So the question is will Platinum stroke DMJR, that's a typo, transposition, will be involved in the new Company in any way, parenthesis, stock, owners, creditor, etcetera?  If yes, how will Platinum DMJR be involved?

Bob Liscouski^  So DMRJ has been supportive of our position, as Bill has talked many times, through the credit extensions where we've had difficult times in reaching solvency with the Company and trying to reach positive revenue to support our operations.  DMRJ has been there every step of the way for us.  And the credits, well, some of you may think they’ve been – it's not a burden for us.  We're going anywhere in the marketplace to try to get money at the levels that we're borrowing that.  It would be difficult for us to have done that.  They allowed us to be able to develop and build the platforms where we are today.  DMRJ continues to support us.

They are 100% behind us on this transaction to ensure that we can come in that when we acquire Zapata, again, subject to shareholder votes; so the shareholders will have an opportunity to have their say on this, to bringing that company in for $15 million in cash, we'll have $20 million of working capital and we'll be debt-free.

That’s Platinum and DMRJ's commitment to us.  They are going to allow us to be able to execute on that vision.  If we sell the ETD business, clearly the cash in that business will go to fund this opportunity again with shareholder approval and will provide us adequate working capital to ensure that this business could be executed on.

DMRJ will be our major shareholder.  We'll have somewhere between 25% and 30% of the Company still.  But the intent here and the intent behind all of this is to give shareholders the opportunity of, number one, having a say, and number two, having a bigger opportunity to see their stock value increase overtime if they vote to keep this transaction going forward.  But the point is is that they are going to ensure that there's adequate working capital, there's adequate capital structure that makes this transaction successful.

Bill McGann^  The next question is from a [Mr. John Townsend], and it's regarding shareholder approval of Zapata purchase.  So since we've been talking a little bit about that, that was a logical one to take next, and as you can imagine, there's been a lot of questions; probably the highest FAQ out there.

Two parts to it; what is the vote majority requirement, and what percentage does the DMRJ have in order to vote?  So, part A, the majority requirement, as we understand it being in Massachusetts entity is a 2/3 vote, and I think the way the percentages will work, and I’m actually looking at something – so the with the current omnibus agreement and credit extension.

That’s if they execute all of the $7 million convert?  So previously, they were at about 49%, and it looks like now they would be as much as 59% on any vote if they convert all those dollars into equity.  I mean, again, I think the assumption is they'd have to convert all of their series, J, at $0.08 in order to be over to vote it.

So, currently, they cannot own more than – beneficially, more than 5%.  They have the 4.9% blocker in there.  But if they chose to believe in the transaction as a shareholder would or would not believe, they could – if they executed all of their convertible debt; both the up to $7 million at $0.19 and all of the debt at $0.08 to convert all of their debt into equity, they could have as much as 59% of the vote.

Now, you could ask yourself do they believe in it that much?  I don’t know.  I guess it depends on how the next period of time goes; how the due diligence proceeds and how other shareholders in the market view it.  So I guess that's to be determined.  But that's a fact, that’s how much they would have, and the threshold to be 67% total.

The next question is from a [Mr. Ted McDaniel]; we don’t have any questions from any ladies today, which I was looking forward here.  Why is an acquisition being considered as opposed to an outright sale with proceeds paid out to the shareholders at whatever price it comes to?

That’s a really good question.  I think the answer would start with – there’s a whole bunch of parts to it.  Let me just answer the top level question, and then there's like A through E; so we'll try to go through as much of it as we can.

That is the process that we envision.  So it's not like we're saying we're doing this instead of.  We’ll continue to pursue our strategic alternative initiatives, as we announced back in January, and if there is an offer finally presented in negotiates successfully to the Board that the Board recommends, and the Zapata transaction is in parallel moving forward, the shareholders, ultimately, will get to vote if the proceeds of the sale of the ETD business get applied to this $15 million of cost and the $20 million working capital.  Or you'll get to vote to have whatever those proceeds are paid out to you in the account.  That is the way it's envisioned, that is the way it will happen to the best of my understanding, and I'm certainly somewhat involved in it.

If the sale exceeds the needs for acquired – this is part A now – if the sale exceeds the need for acquiring Zapata, what happens to the excess?  Well, it goes into the moneys in the Company, the moneys in the shareholder value.  Why October as opposed to an earlier date?  I mean, look, we always – as opposed to an earlier date?  I'm not sure why – well, we're going as fast as we can.  I was hoping we could maybe have a little more time.  But there are constraints upon our lenders as to how long they can actually extend our debt.  So we – believe me, we work very hard in negotiating with them on giving us the most amount of time possible.

How many serious bids have been received?  Without giving you a specific number, more than 1, less than 10.  Is there a good reason to expect multiple bids?  Well, we're actually – we have been doing that.  That's not hypothetical.  That's what's been going on.

Does the sale of the ET business include all of the ETD related business stroke IT?  Yes.  It would be the ET – if we were to go that way and if we do, in fact, recommend the sale of that asset in our – in the entity Implant Sciences, the ETD business would include all of the IP and all the ETD related business things.

Can we be told anymore about Zapata's financial projections?  Well, Bob just kind of alluded to it.  We're in the process of auditing it, but the data that we have suggest that they are positive in terms of their revenue, in EBITDA at the range of about 20% on an EBITDA for operating margin basis.

Bob Liscouski^  Actually, I'll make one correction, if I may, to the comment I made earlier with respect to DMRJ's vote.  So they have a blocker in credit expansion.  They can only convert 4.99% of their shares, and therefore can’t vote more than 4.99%.  So that’s not what we had previously talked about, and I think the last conversation we had it was more than that.  It is not this time.  It's only 4.99%, and that's per the credit extension.

With respect to Zapata focusing on their profitability, one of the things that attracted us to Zapata as a technology company was the fact that it's not just a technology company that had no historical basis for any kind of revenue.  Unlike, quite candidly, Implant Sciences when we – the  Company really had very little revenue going forward when the Company converted over; it was in the process of transitioning between a medical devices company and an explosives trade detection company.  There was a significant transition there that forced the Company to downsize and it was not on any kind of positive revenue path at all.  But yet we were able to overcome that.

Zapata is a different company.  It's got an extremely good base of business with its water-based products, worldwide distribution, great IP portfolio, patents protecting it's IP, and the business alone could survive purely on the revenue stream from that.  We're not projecting any revenue into the Flyboard Air because it's just a new technology that we're going to be creating that market around.

It's immediately accretive in terms of a value proposition to the Company even though in terms of where they line up, in terms of the businesses, they're two different businesses, obviously.  It's accretive because it's already bringing revenue and bringing a revenue stream.  And our move going forward is to do no harm to that.  Franky Zapata is an extremely successful businessman, as I mentioned earlier; he's going to run his company.  And we're going to let him do that.

Within the bigger we of Implant Sciences, this transaction gets culminated with the sale, that’s one thing, without a sale, we're still going forward.  The point is is that we really want to build a new market around the Flyboard Air technology.  So we have a good underpinning of a company that's great financials, great track record in terms of its growth.  It's very good supply chain management, great manufacturing management that's based on Marseilles, France.  Many of you may have seen their technology being used and their water products being used with various resorts, and if you look on the website, you'll see how it addresses a number of markets.  And like I've said, they're building a great market in the [entertainment] space, personal recreation, and sporting event.

They’ve created their own sporting line as a result of that; they hold a World Cup every year in Dubai.

So that is a standalone company.  Like I've said, it's extremely healthy financially, and it’s accretive to us to be able to help us bring it in without creating any kind of burden.  But we believe in new technology that we're working at is really where the market is, and again, we're going to leverage the innovation and the creativity of Franky Zapata.  We're going to provide to them access into the DoD and the government marketplace and the commercial marketplace to that matter.

We're very excited about the opportunity here and the fact that they’ve got a very positive balance sheet and a very successful business makes it not much easier to share the force.

Bill McGann^  Thank you, Bob.  And thanks for that clarification.  Yes, I wasn’t, I guess, very clear or articulate on the previous position that the lender held versus the new agreement where the blocker is in place and they can't, basically, vote more than 4.99%.

The next question comes from – and this question goes, like, A through M; so I can promise you I'm not going to try to take them all in series.  But actually, what is the culmination of multiple people's questions rolled in to the high level question by the person's name who's called out as a [Mr. James Grosse].  And I think it's a particularly great question.  What are the changing market conditions with ETD business that makes this A through M, right?

We talked a little bit about this in my narrative but, it's a narrative.  So let's talk a bit now.  As I alluded to, there's a couple of things happening in our industry.  Three, actually.  One, the market is consolidating without a doubt; I mean, you don’t have to be a rocket surgeon to figure that out.  There are numerous companies and technologies that are out there in play forming joint ventures, doing outright acquisitions; two of the major players in the industry are consolidating or hoping to.

Consolidation – this is the second major consolidation of this industry since its inception, at least, since I've been around in 1990.  It happened the first time and around Y2K and it's happening again now mid-decade in the 2010-2020 era.  And in, I think, like all the industries, this happens.  There are way too many competitors, their technologies are fiercely competed, and the industry tends to do rolls ups.  And we're in the middle of one.  So it's an opportunity for us to take advantage of that.

The second things that’s driving us, looking at this as being an opportunity versus surviving it alone, as you were, is not only the consolidation, it's the trend.  The trend is moving toward solutions.  And right now, our industry, unlike many of the other modern technology-driven industries, which are driven by IP, like the video industry, for example, which is the other extreme to ours where virtually every single camera in the entire planet is connected to the internet through an IP address.  That's an exaggeration, but not far off.  The world of ETDs and x-rays and other Homeland Security products are completely unconnected to the internet.  Again, it's an exaggeration, but not far off.

Well, guess where the consolidation focus is.  I mean, finally, the discussion around the checkpoint of the future, which was a term coined by some of my colleagues and myself back in the 1990s was an interesting concept that was never fulfilled and then it became later in the 1990s, the tunnel of truth.  It was a little fancier name, but it didn’t gain any further traction.

I can tell you it's now happening, and we want to be part of that.  Block says we'll get commoditized, to Bob's point.  Solutions, however, will always provide value.  So our opportunity is to look very strategically; it's not just about a company that comes in and offers the best price.  Of course, that's a big, big factor, but it's about the best fit for our technologies and our vision overlaid with their vision to take and sustain our business in the growth market where we think we can start to build, for example, recurring revenue models for the Homeland Security business, which is almost unheard of at this point beyond service.

And outside of warranty, we're assuming long-term service agreements; we should be providing networked solutions for the real power of our technology and others where we can integrate with.  In fact, some of the recent DHS funding that we've touted e turning on now to start to spend the dollars given to us to build an integrated ETD x-ray in a box, to start testing and driving and stimulating some of that market demand, which I personally believe is really the next generation of our industry following this consolidation.

That kind of is a long winded answer to what are the market conditions for ETD that makes us want to look at doing strategic acquisitions with other companies to give us some scale, but also to give us the ability to change how we generate profitable revenue and I think that's very important.  The other parts that question I think I already alluded to is the commercial ETD business from corporate properties and amusement parks and to gaming centers, sports arenas, etcetera, still viable.  Yes.  But again, it's going to be looked upon as part of the solution, not as necessarily a standalone box.

And then there's a whole bunch of things about Zapata that I'd like to pass over to Bob is Zapata – a more attractive business option.  I mean, my view is not necessarily, but I think it's a futuristic vision for Homeland Security and defense applications, and I'll let Bob say something about that.

Bob Liscouski^  We're going to get market validation out of the military market without a doubt.  Let's face it; I mean, the technology needs to be vetted with people that know how to use it, and we've always found that the DoD market is one of the best places to get early adoption on technology that clearly transition into commercial, the commercial space.

That was true with robotics, that was true with drones, that was true with virtually every technology that we use today.  The DoD and the government marketplace is a clear validator of technology.  But looking forward beyond that, we've already identified four, probably five different verticals.  And I caution that this is, with regard to pricing those verticals, it's just when you're creating a marketplace and you look at the opportunities out there, it's easy to either create under expectations of over expectations, and I kind of be in the middle.

But when we look at them, these are multibillion dollar types of opportunities for technologies because there is no technology which is addressing it today.  We've seen some of the things out there in terms of competitive, if you want to use that word, like technologies.  Many of you may have seen, recently there was some coverage last week about a jetpack golf cart that Bubba Watson was previewing.  Looks like a great well design.  They put a lot of money into the design of it where somebody straps a jetpack on that ultimately becomes a golf cart to take your golf clubs down the field so you could take the other shot.  If you're a golfer like I am, I certainly don’t need a jetpack golf cart.  I could say that right now because I'll never hit the ball far enough that I couldn’t walk away or call to it.

But that's what they're trying to do with jetpacks; that's not the business-valued proposition that would bring me to this equation.  This is much more of a ubiquitous approach towards using the technology.  And the vertical markets that we've identified, like I mentioned earlier; everything from Medevac, personal transportation, industrial servicing.  If you look at wind turbines and things like that, the ability to get to places where they're extremely inaccessible with the safe technology; these are the types of things that and the types of areas that we're looking at for the applications of technology for which there is no current provider.

And that's what's exciting to us.  We believe that it's really going to be an incredible opportunity.  We think the market sizes here are extremely wide open to us as the technology scales.

Bill McGann^  So there's one other one, and then this one I want to give you – we’re going on close to an hour now.  I wanted, Bob, to give you time to – there was one comment that came in from an investor that wasn’t really a question, more of a comment that, Bob, I think, in fairness, they asked.  They sent it to you, but they asked that it'd be read, so I'd like you to do that.

But before we do that, there was one other question; it was related to our current ETD business.  It was talking about what can we say about upcoming material contracts?  So, look, like always, we can't.  But I will tell you that we feel much more confident in our outlook for FY 2017 than we did a month ago and three months ago and eight months ago when we put together our annual three-year business plan.

So we have great visibility to the revenues that we project in our three to five-year business plan now compared to what we had in any of those previous times.  You know, I am not – although I will tell you, some of you people sending me questions, like on like why do I even bother honoring the commitments I make with my customers because you guys seem to know all about it?

So, I mean, I'm not going to comment on whether those comments that are being made to me real or not because that's not appropriate, but I feel very confident that the ETD business has very good, steady visibility to continue growing its revenue; not at 400% year-over-year, but considerable double digit growth year-over-year, and we see it and we believe it's strong.

Now, I will remind you that all that great operational excellence aside, I mean, we’ll always, until we resolve this capital structure issue, will always be burdened with repurposing those hard-earned operating profit dollars into the growth engine on the business, which is really our goal and we're trying as many things as possible that we can think of beyond conventional just go find someone to buy out somebody else's debt or do a capital raise.  I mean, those things are more easily said than done and we have been sitting on our hands trying to do those things; just trying to continue those things and other things.

With that, I'm going to probably conclude, Bob, and leave it for you to wind off.  And if you wouldn't mind, just before you do, please read that one comment section because there was a group of people that asked you to and I’d like you to.

Bob Liscouski^  I appreciate that and, Bill, I think, out of deference for some of the things, I think I'll just kind of paraphrase it.  I think as we've been going through this process, we get messages from shareholders.  And if you look at the message boards, there's a lot of concern and anger sometimes about some of the things out there.  And this particular investor, actually a group of investors, represents millions of shares and they asked us to read a message.

I think I'll just – I'll refer to without reading the entire text of it.  It just generally concerns about the negative tone of a few people, few folks on message boards and the sway that they have in terms of taking and spinning the negative.  Their concern is that there's a lot of positive that's been going on with the Company that doesn’t get a chance to really see the light of day, and they wanted to tell me -- I'll tell you who it was, it's the [Fred] and [Intended Investors] page, so you guys can check out their own website.

Their board is free.board.net.  If you want to go out and read their comments, and I'll just refer you to it because they represent a fair chunk of shares for this company and their perspective is that they believe that a lot of what's being said out there is really intended to have a negative impact on the Company where they continue to try to have a very positive outlook in terms of supporting what we're doing.  We believe a lot of the investors feel the same way.  They just happen to be the silent majority and the non-vocal kind.

And again, going back to where this company has always maintained its drive; our first and foremost, obviously, is our desire to try to provide the best value for the shareholders.  We've done that by building what arguably is the best technology out there for explosive trace detection today.  It's taken us a long time to do it.  We've gotten into the marketplace; those of you that have been following it know that it's not been pretty for us nor has it been easy, but this team, led by Bill, has done a great job in getting that technology to be world leader in explosives trace detection.

And as you’ve heard, there has been market changes that have caused us to have to look at where it is that we can ultimately partner up with people, partner up with different companies to provide more value and better solutions and what's becoming a rapidly commoditize marketplace, which has had an impact on our prices and ultimately the margin and our ability to continue on just a single track of looking at the ETD.

So wrapping this up, with the support of our lenders, with the support of our board, with the support of our shareholders, we're looking at ways we can continue to drive value for the Company.  And as we said, our look is to look at technologies that can define a marketplace that can ultimately be incorporated into this company to provide greater opportunities for the shareholders to achieve their value.  We believe that we found at least one of those technologies with Zapata Flyboard Air, and just to reiterate, it's a very profitable company standing alone on its water-based technologies, water-based products.

I said 20% EBITDA is actually wrong.  It's closer to the 30% and 35% range.  But regardless, it's not just a solid performing company, it holds tremendous promise for us to be able to break in to new markets and define new markets with the technology which is previously thought to be not achievable in the short-term.  Well, Franky Zapata has not just achieved it but he's demonstrating that it's a very scalable technology to kind of address new market areas to allow Implant Sciences to further bring greater value to its shareholders, which ultimately in summation, the shareholders will have an opportunity to vote on in which our lender DMRJ is fully supportive of, which our board is supportive of to make sure we can continue to drive the best value for our stocks, for our shareholders, and ultimately, for the nation that we serve and the client-base broadly which is the finest Homeland Defense and Homeland Security.

That's our goal.  That's our vision.  We believe it's a very achievable vision.  We know we've got the right team to do it.  We look forward to doing more of these calls, to bring you more information and I want to thank everybody for sending us their e-mails.  I'm sorry we couldn't get to them all.  We've gone through this in an hour.  But, again, thank you very much for your support of the Company.

And, Bill, thank you again.  I'll wrap up and turn it back to you.

Bill McGann^  Thanks, Bob.  And again, thanks to all the shareholders who hung in there for the last hour and listen to our narrative.  And we tried, as I said, to do the sort of cull through all the questions and try to pick the most frequently asked and try to give you some color on the landscape and tie it to our strategic activities inside the business both through acquisitions and through our organization growth plan.

With that, I will stop and we will look forward to talking with you all again on our earnings call and I guess this could one of these days and, like, the middle part of

September timeframe – (inaudible).  We close our books and our accounts and get everything wrapped up and look forward to talking to you all again.

And as always, as we have other material events in terms of major contracts that you all seem to know more about than I do, we’ll announce them when we can, but keep the faith and thank you all very much.

Operator^  Thank you.  Ladies and gentlemen, this concludes today's conference.  You may now disconnect.